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EXHIBIT 3.1.9

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   VOXEL, INC.

         VOXEL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the amendment set forth below to the Corporation's Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

First:    Article I is hereby amended in its entirety to read:

                                   "ARTICLE I

                                      NAME

The name of the Corporation shall be "Dover Glen, Inc."

Second:  Article VI, is hereby amended to read as follows:

                                   "ARTICLE VI

                                  CAPITAL STOCK

The total number of shares of stock which the Corporation shall have the authority to issue is 325,000,000, of which 300,000,000 shall be designated common stock, par value $.001 per share, and of which 25,000,000 shall be designated preferred stock, par value $.001 per share.

Preferred Stock:

The Board of Directors of the Corporation is vested with the authority to determine and state the designations and preferences, limitations, relative rights and voting rights, if any, of each series by the adoption and filing in accordance with the Delaware General Corporation Law, before the issuance of any shares of such series, of an amendment or amendments to this Certificate of incorporation determining the terms of such series, which amendment need not be approved by the stockholders or the holders of any class or series of shares except as provided by law. All shares of preferred stock of the same series shall be identical.

No share shall be issued without consideration being exchanged, and it shall thereafter be non-assessable.

The following is a description of each class of stock of the Corporation with the preferences, conversion and other rights, restrictions, voting powers, limitations as to distributions, qualifications, and terms and conditions of redemption of each class:


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FIRST: The Common Stock shall have voting rights such that each share of Common
Stock duly authorized, issued and outstanding shall entitle its holder to one vote.

SECOND: Section 1. There shall be a series of the voting preferred stock of the Company which shall be designated as the "Series B Preferred Stock," $0.001 par value, and the number of shares constituting such series shall be Ten Million (10,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company. The holders of Series B Preferred Stock may be referred to herein as "Holders".

         Section 2. Dividends and Distributions.

         Subject to the rights of the holders of any shares of any series of preferred stock of the Company ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock, $0.001 par value (the "Common Stock"), of the Company and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends at the annual rate of eight cents ($.08) per share all of which dividends must be paid prior to payment of any dividends on Common Stock.

         Section 3. Voting Rights.

         The holders of shares of Series B Preferred Stock shall have the following voting rights:

         (a) Each share of Series B Preferred Stock shall entitle the holder thereof to 10 votes on all matters submitted to a vote of the stockholders of the Company.

         (b) Except as otherwise provided herein, in the Company's Articles of Incorporation or by law, the holders of shares of Series B Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

         Section 4. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such Series B Preferred Stock. Each share of Series B Preferred Stock shall be convertible into ten (10) shares of Common Stock (the "Conversion Price"). In the event that the Company has not maintained sufficient common stock to allow for the conversion, at the time of a conversion election, the Company agrees to forthwith take necessary steps to amend its articles of incorporation to provide for sufficient authorized common stock to allow for conversion.


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         (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock. Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, it shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Company at such office that it elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates, registered in such names as specified by the holder, for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, and any accrued and unpaid dividends on the converted Series B Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (c) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         (d) Reorganization, Reclassification, Consolidation, Merger or Sale. If any reorganization, reclassification, consolidation, merger or any sale of all or substantially all of the Company's assets to another person (collectively an "Organic Change") is effected in such a way that holders of shares of all classes of the Company's common stock are entitled to receive (either directly or upon subsequent liquidation) securities or assets with respect to or in exchange for such common stock, then, as a condition to such Organic Change, lawful and adequate provision (in form and substance satisfactory to the Holder) shall be made where the Holder shall thereafter have the right to acquire and receive in lieu of Shares immediately theretofore acquirable and receivable upon the conversion of this Series B Preferred Stock such securities or assets as may be issued or payable with respect to or in exchange for the number of Shares immediately theretofore acquirable and receivable upon exercise of this Series B Preferred Stock had such Organic Change not taken place. In any such case, appropriate provision shall be made with respect to the Holder's rights and interests to the end that the provisions of this Section 4 and Sections 5 and 6 shall thereafter be applicable in relation to any securities or assets thereafter deliverable upon the conversion of this Series B Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Company, an immediate adjustment of the conversion price to the value of the Shares reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of Shares acquirable and receivable upon conversion of this Series B Preferred Stock, if the value so reflected is less than the conversion price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the Holder) the obligation to deliver to the Holder such securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire.


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         (e) Notices.

                  (i) Immediately upon any adjustment of the conversion price, the Company shall send written notice thereof to the Holder.

                  (ii) The Company shall send written notice to the Holder at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon shares of any class of the Company's common stock, (B) with respect to any pro rata subscription offer to holders of shares of any class of the Company's common stock, or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                  (iii) The Company shall also give at least fifteen (15) days prior written notice of the date on which any Organic Change, dissolution or liquidation shall take place.


         Section 5. Reacquired Shares.

         Any shares of Series B Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Company shall cause all such shares upon their cancellation to be authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.

         Section 6. Ranking.

         The Series B Preferred Stock shall rank junior to all other series of the Company's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         Section 7. Fractional Shares.

         Series B Preferred Stock may be issued in fractions which are integral multiples of one one-hundredth of a share. Fractions of shares of Series B Preferred Stock may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by the Company. The holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Series B Preferred Stock represented by such depositary receipts.

         Section 8.  Liquidation Preference.

         In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or not, the holders of Series B Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $1.00 as adjusted for stock splits, combinations, or similar events. If, upon the occurrence of a liquidation, dissolution, or winding up, the assets and surplus funds distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and surplus funds of the corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock based on the number of shares held and the liquidation preference of $1.00 (as adjusted). If, upon the occurrence of a liquidation, dissolution, or winding up, after the payment to the holders of Series B Preferred Stock of the preferential amount, assets or surplus funds remain in the Corporation, the holders of Series B Preferred Stock and Common Stock shall be entitled to receive all such remaining assets and surplus funds ratably on a per share owned basis.

Third: All the rest and remainder of the Certificate of Incorporation of the Corporation shall remain in full force and effect.

Fourth:  The effective date of this Amendment shall be June 25, 2008.

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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its duly authorized officer as of this 25th day of June, 2008.


                                        VOXEL, INC.

                                        By: /s/ Michael Anthony
                                            ------------------------------------
                                            Michael Anthony, President





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